Exhibit D

INDEPENDENT COLSULTANT AGREEMENT

This Agreement (the “Agreement”), dated this 19th day of  April, 2023, is entered into by and between William Spence (the “Service Provider”), and Stronghold Digital Mining, Inc. and/or its affiliates (“Stronghold” or, the “Company”).

WITNESSETH:

WHEREAS, Service Provider and Q Power LLC, an affiliate of the Company (“Q Power”), entered into that certain Management and Advisory Agreement dated May 10, 2021 (the “Management Agreement”), pursuant to which Service Provider provided certain professional services to Q Power.

WHEREAS, simultaneous with the entry into this Agreement, Service Provider and Q Power shall terminate the Management Agreement such that the Management Agreement will be of no further force and effect.

WHEREAS, Service Provider shall remain a Managing Member of Q Power as such term is defined in the Third Amended and Restated Limited Liability Company Agreement dated March 15, 2023 (the “Q Power LLCA”), and maintain all rights associated therewith under the Q  Power LLCA.

WHEREAS, Service Provider has served as a director and co-chairman of the Company’s Board of Directors (the “Board”) since 2021 and on March 29, 2023, Service Provider informed the Board of his intention to retire from the Board and his role as co-chairman.

WHEREAS, Stronghold desires to obtain certain services of the Service Provider for Stronghold and the Service Provider desires to provide Stronghold with such services.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Service Provider and Stronghold hereby agree as follows:

1.
Independent Contractor.  The Service Provider provides its services under the terms of this Agreement as an independent contractor in accordance with all applicable laws and regulations and shall in no event act as an agent or employee of Stronghold.  The Service Provider understands that it has no authority to make any commitments which are binding upon Stronghold and agrees that it will act only at Stronghold’s directions and that Stronghold will have all decision-making authority with respect to all matters concerning the services to be provided under this Agreement. Stronghold shall not be responsible for payment of Service Provider’s benefits, insurance, taxes, workers' compensation, unemployment insurance or any other employee benefits, but such responsibility shall be that of Service Provider.  Furthermore, Service Provider shall be fully responsible for any and all federal, state or local income and employment taxes in connection with the compensation hereunder and Stronghold will not withhold with respect to any such amounts.

2.	Duties of the Service Provider. The Service Provider shall, to the extent requested by Stronghold, consult with Stronghold in matters involving:

a)
Sales, marketing and the development of the Company’s strategic initiatives related to beneficial use of ash at the Company’s Scrubgrass and Panther Creek power facilities (collectively, the “Power Facilities”).

b)	Development and implementation of the Company’s carbon sequestration initiatives and efforts.

c)	Sourcing and procurement of fuel sources for the Company’s Power Facilities.

d)	Assist with other reasonable requests of Stronghold from time to time.

3.
Certain Covenants.  The Service Provider hereby agrees that during the term of this Agreement (and for two years thereafter) the Service Provider will not (and will cause its agents, if Stronghold has authorized such agents, not to) directly or indirectly:

a.
disclose to any person or entity any confidential and/or proprietary information concerning or obtained from Stronghold or developed or obtained by the Service Provider in connection with its services hereunder (unless disclosure is compelled by judicial process);

b.
except as required by law or compelled by judicial process, take any action to, or encourage any other entity or governmental or regulatory agency to (i) interfere with Stronghold’s relationships with any of its customers, employees or suppliers, or increase the regulatory burdens on Stronghold or (ii) encourage any governmental or regulatory agency to pursue any claim or cause of action against Stronghold or any of its affiliates; and

c.
retain after termination any confidential and/or proprietary information concerning or obtained from Stronghold or developed or obtained by the Service Provider in connection with its services hereunder.

The Service Provider shall, at all times, abide by all laws of the United States of America and all laws of the country or countries in which the Service Provider is performing its functions hereunder.

4.	Compensation for Services of the Service Provider. As compensation for services provided under this Agreement, during the Term (as defined below) Stronghold shall pay the Service Provider as follows:

a.
The greater of (i) $16,666.67 and (ii) ten percent (10%) of any revenue generated that is attributable to the work, efforts or initiatives led or sourced by Service Provider from (x) ash sales, (y) carbon sequestration efforts and initiatives, and (z) fuel savings, in each case, in any month during the Term. Any revenue generated from the work of Service Provider pursuant to (x), (y) and (z) of this Section 4(a) shall be referred to as the “Economic Benefits”. Service Provider shall submit an invoice to Stronghold at the end of each month for Services rendered during such month, including reasonable substantiating documentation regarding any Economic Benefits sourced by Service Provider for the Company.

b.	A one time grant of 2,500,000 fully-vested shares of the Company’s Class A common stock, par value $0.0001, such shares having been registered on Form S-8 filed on March 30, 2023.

c.
In addition to the compensation set forth in section 4.a Stronghold shall reimburse the Service Provider for reasonable out-of-pocket expenses, upon provision of reasonable documentation. Such reimbursement to be paid no later than thirty (30) days following the request by the Service Provider for such reimbursement, accompanied by such documentation including, without limitation and as appropriate, reasonable costs of lodging, meals, travel and other incidental expenses such as facsimile transmission, long distance telephone and reproduction expenses. All expenses over $1,000.00 per item shall be subject to pre-approval by Stronghold.

5.
Term and Termination.  This Agreement is made and entered into on the date first written above. This Agreement shall have a term of two (2) years unless earlier terminated pursuant to this section 5 (the “Term”).  Either party, upon fifteen (15) days prior written notice to the non-terminating party, may terminate this Agreement at any time and for any reason or upon the completion of the services under this Agreement.

6.
Right to Property.  All materials prepared or developed by the Service Provider (i) in connection with his performance of services under this Agreement, or (ii) for which the Company or any of its employees, directors, officers or other contractors contributes towards financially or otherwise, invests in, or assists Service Provider with the development of in any way, including, without limitation, calculations, data, documentation, maps, models, notes, know-how, intellectual property, patents, reports, samples and sketches (collectively, “Materials”) for use at the Power Facilities, in each case, during the Term, shall be and become the property of Stronghold, whether or not delivered to Stronghold. For the avoidance of doubt, in the event that Service Provider prepares or develops Materials that result in Economic Benefits during the Term, such Economic Benefits attributable to such Materials shall be subject to Section 4(a) of this Agreement. Notwithstanding the foregoing, if during the Term, Service Provider develops any calculations, data, documentation, maps, models, notes, know-how, intellectual property, patents, reports, samples and sketches that (w) do not contain Confidential Information of the Company or its affiliates, (x) do not relate to the Power Facilities, (y) which neither the Company or any of its employees, directors, officers or other contractors contribute towards financially or otherwise, invests in, or assists Service Provider with the development of and (z) do not compete with or directly assist any Competitor of the Company (“Provider Materials”), then Service Provider shall be free to utilize such Provider Materials in any manner Service Provider desires and such Provider Materials shall not be deemed property of the Company or subject to the provisions of Section 4(a) of this Agreement. As used in this Section 6, the term “Competitor” shall mean any person, entity, business, or enterprise engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in substantially the same business as the Company.

8.
Limitation of Liability and Indemnification.  Stronghold agrees that the Service Provider’s liability hereunder for damages, regardless of the form of action, shall not exceed the total amount paid for services under this Agreement.  This shall be Stronghold’s exclusive remedy at law (Stronghold may obtain all remedies available in equity) except that the Service Provider shall, at its own expense correct any deficiencies resulting from gross negligence, willful misconduct or professional misconduct.  Stronghold will indemnify and hold harmless the Service Provider against any and all claims, damages, liabilities or losses (“Losses”) arising out of or relating to this Agreement (including any services provided the Service Provider hereunder), provided however, that Stronghold shall not be responsible for any Losses arising or resulting from the Service Provider’s negligence or willful misconduct.  Either party may bring arising out of service under this Agreement no action, regardless of form, more than two years after the cause or action has occurred.

9.
Representations. Service Provider represents and warrants that it has the expertise, experience and familiarity with the subject matter necessary to perform the services outlined herein, and that its services rendered hereunder shall be of the highest professional standard and conform to Stronghold’s specifications.

10.	Acknowledgements. By executing and delivering this Agreement, Service Provider expressly acknowledges that:

a.	Service Provider has carefully read this Agreement;

b.	Service Provider has had sufficient time to consider this Agreement before the execution and delivery to Company;

c.
Service Provider has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Service Provider’s choice before signing this Agreement and Service Provider has had adequate opportunity to do so prior to executing this Agreement;

d.
Service Provider fully understands the final and binding effect of this Agreement; the only promises made to Service Provider to sign this Agreement are those stated within this document; and Service Provider is signing this Agreement knowingly, voluntarily and of Service Provider’s own free will, and that Employee understands and agrees to each of the terms of this Agreement;

11.
Reaffirmation of Restrictive Covenants.  Service Provider acknowledges and agrees that Service Provider has Confidential Information (as defined in the Q Power LLCA), and that Service Provider has continuing non-disclosure and intellectual property-related obligations to the Company and the other Company Parties pursuant to the Q Power Agreements (collectively, such obligations with respect to non-disclosure and intellectual property are referred to as the “Restrictive Covenants”).  In entering into this Agreement, Service Provider acknowledges the continued effectiveness and enforceability of the Restrictive Covenants and expressly reaffirms Employee’s commitment to abide by, and promises to abide by, the terms of the Restrictive Covenants.

12.
Indemnification.   Nothing in this Agreement shall affect, alter or diminish Employee’s rights to indemnification under applicable law or any agreement with the Company, including but not limited to the Indemnification Agreement dated October 19, 2021 between the Company and Service Provider.  Company represents and warrants that Service Provider will continue to be covered by such applicable directors and insurance policy(ies) by which he is now covered (to the extent sponsored by the Company or its affiliate) in accordance with such policy(ies) terms for so long as such policy(ies) remain in effect, and the Company agrees not to cancel any such policy(ies) in a manner that adversely affects Service Provider prior to the expiration of any such policy(ies). If the Company renews or extends such policy(ies), the Company agrees to provide Service Provider with the same coverage under such policy(ies) as such policy(ies) provide(s) to any of the other former officers or directors of the Company.

13.
Invoices.  The Service Provider shall invoice Stronghold for its services as of the last day of each month (or at such later time that the Service Provider may elect), which invoice shall describe the services performed.  Stronghold shall remit payment within thirty (30) days of receipt of the Service Provider’s invoice.

14.	Choice of Law; Dispute Resolution.

a.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

b.
Subject to Sections 14(c) and 14(d) below, any dispute, controversy or claim between Service Provider and the Company or any of its affiliates, arising out of or relating to this Agreement (“Disputes”), will be finally settled by arbitration in New York, New York (or other such location as agreed by the parties) in accordance with the then-existing rules of the American Arbitration Association (“AAA”). The arbitration award shall be final and binding on the parties. Any arbitration conducted under this Section 14 shall be private and kept confidential, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereby foregoes and waives any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The arbitration pursuant to this Section 14(b) and any related proceedings shall be subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

c.
By entering into this Agreement and entering into the arbitration provisions of this Section 14, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

d.
Nothing in Section 14(b) shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.

15.	Miscellaneous.

a.
Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor of Stronghold and any such successor shall be deemed substituted for Stronghold under the terms of this Agreement.  The Service Provider, without Stronghold’s consent, may not otherwise assign this Agreement.

b.	Form W-9. The Service Provider must complete Form W-9, a copy of which is attached hereto as Exhibit A, prior to rendering the initial invoice for payment.

c.
Notices.  All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered by facsimile, in person or when mailed by certified mail or courier (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

i.	If to Stronghold, to:

595 Madison Avenue
28th Floor
Attention: Matt Usdin, General Counsel
Phone:

ii.	If to the Service Provider:

William Spence

d.	Amendments; Changes; Modifications. No amendments, changes or modifications to this Agreement shall be valid except if the same are in writing and signed by the Service Provider and Stronghold.

e.
Entire Agreement.  This Agreement comprises the full and complete agreement of the Service Provider and Stronghold with respect to the subject matter hereof and supersedes and cancels all prior communications, understandings and agreements between the Service Provider and Stronghold concerning the subject matter of this Agreement, and no party shall be liable or bound except as expressly provided herein. For the avoidance of doubt, this Agreement shall have no impact on any rights associated with Service Provider’s role as a Member of Q Power.

f.
Severability.  If any provisions of this Agreement shall held to be illegal, inconsistent, invalid or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

g.
Multiple Counterparts.  This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which shall constitute one and the same instrument.  This Agreement shall not be effective or enforceable until executed by the Service Provider and Stronghold.

h.	Headings. The section headings in this Agreement are inserted for the convenience of reference only and shall not affect the interpretation hereof.

IN WITNESS WHEREOF, the Service Provider and Stronghold have caused this Agreement to be executed on the date first written above.

SERVICE PROVIDER

By:	/s/ William Spence
Name:	William Spence

STRONGHOLD DIGITAL MINING, INC.

By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Authorized Person